Exhibit 99.1

Bristol-Myers Squibb To Expand Its Immuno-Oncology Pipeline with Agreement to Acquire Flexus

Biosciences, Inc.

•	Gains full rights to Flexus’ lead preclinical IDO1 inhibitor F001287 and the company’s broad IDO/TDO discovery program

•	Enables Bristol-Myers Squibb to fully explore the potential of IDO/TDO targeted immunotherapies in combination with its immuno-oncology portfolio

(NEW YORK and SAN CARLOS, CA, February 23, 2015) - Bristol-Myers Squibb Company (NYSE: BMY) and Flexus Biosciences, Inc. announced today the companies have signed a definitive agreement under which Bristol-Myers Squibb will acquire all of the outstanding capital stock of Flexus, a privately held biotechnology company focused on the discovery and development of novel anti-cancer therapeutics. The transaction has a potential total consideration of $1.25 billion, including $800 million upfront and development milestones that, upon achievement, could total up to $450 million. The transaction has been approved by the boards of directors of both companies and by the stockholders of Flexus.

The acquisition will give Bristol-Myers Squibb full rights to F001287, Flexus’ lead preclinical small molecule IDO1-inhibitor targeted for IND filing in the second half of 2015. In addition, Bristol-Myers Squibb will acquire Flexus’ IDO/TDO discovery program which includes its IDO-selective, IDO/TDO dual and TDO-selective compound libraries. A newly formed entity established by the current shareholders of Flexus will retain, from and after the closing, all non-IDO/TDO assets of Flexus including those related to Flexus’ Phase 1 FLT3 and CDK4/6 inhibitor, its earlier stage small-molecule Treg cancer immunotherapy programs, and its current personnel and facilities.

“Bristol-Myers Squibb is committed to leading scientific advances in immuno-oncology and our acquisition of Flexus will expand our innovative pipeline with an important approach to enhancing immune responses in cancer,” said Francis Cuss, MB BChir, FRCP, executive vice president and chief scientific officer, Bristol-Myers Squibb. “With the addition of a potentially best-in-class IDO1 inhibitor and the broad IDO/TDO programs, Bristol-Myers Squibb will accelerate its ability to explore numerous immunotherapeutic approaches across tumor types, including combinations with our biologic checkpoint and co-stimulatory agents that target different and complementary pathways.”

“Bristol Myers Squibb is a recognized leader in the cancer immunotherapy field, and we are delighted with the opportunity to have their organization advance the development of our potentially best-in-class IDO/TDO inhibitors and to bring more innovative cancer immunotherapies to patients,” said Terry Rosen, Ph.D., Chief Executive Officer of Flexus Biosciences. “With the consummation of this acquisition, we will continue to advance our oncology and immuno-oncology pipeline of Agents for Reversal of Tumor Immunosuppression (ARTIS) in the newly created spin-off, with the strong support of our committed group of investors.”

Bristol-Myers Squibb and Flexus anticipate the transaction will close during the first quarter of 2015. Closing of the transaction is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

Citi acted as exclusive advisor to Flexus on the transaction and Gunderson Dettmer acted as legal counsel. Kirkland & Ellis LLP is serving as legal advisor to Bristol-Myers Squibb in connection with the transaction.

About IDO/TDO

IDO and TDO are enzymes expressed by many tumor cells and cells in the surrounding microenvironment that suppress T-cell function by producing a potent immunosuppressive factor, kynurenine, thus inhibiting the immune system from identifying and destroying certain types of tumors. IDO/TDO inhibitors reduce kynurenine production enabling the immune system to attack tumors more effectively. Given the immuno-modulatory effects of IDO/TDO inhibitors, strong scientific rationale supports exploring combination regimens with immunotherapies where synergistic activity may enhance long-term survival benefits for patients.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

About Flexus

Founded in 2013, Flexus is a biotechnology company focused on the discovery, development, and commercialization of small-molecule cancer immunotherapies targeting regulatory T cells. The company is leveraging unexploited insights in immunology to discover Agents for Reversal of Tumor Immunosuppression (ARTIS). This disruptive approach to cancer therapy targets that which is common to all tumors, the host immune system.

Flexus, located in San Carlos, CA, has raised $38M in funding from blue-chip investors Kleiner Perkins Caufield & Byers (KPCB), The Column Group (TCG), and Celgene. Flexus has assembled a management and R&D leadership team with a proven track record of success and an advisory group and team of scientists with unparalleled knowledge and expertise in drug discovery and translational sciences essential to execution of the ARTIS approach. For more information, please visit www.flexusbio.com.

Bristol-Myers Squibb Forward-Looking Statement

This press release contains “forward-looking statements” relating to the acquisition of Flexus by Bristol-Myers Squibb and the discovery, development and commercialization of certain investigational compounds. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition will be realized. The actual financial impact of this transaction may differ from the expected financial impact described in this press release. In addition, the compounds described in this release are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be successful. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2014, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contacts

Bristol-Myers Squibb

Media:

Ken Dominski, 609-252-5251, ken.dominski@bms.com

Sarah Koenig, 609-252-4145, sarah.koenig@bms.com

Investors:

Ranya Dajani, 609-252-5330, ranya.dajani@bms.com

Flexus

Media and Investors

Yujiro Hata, Flexus Chief Operating Officer, 650-489-9009, yhata@flexusbio.com